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                                          November 10, 1997


Dresser Industries, Inc.
2001 Ross Avenue
Dallas, Texas  75201

Ladies and Gentlemen:

    This will refer to the Registration Statement on Form S-8 (the "Registration Statement") that is being filed by Dresser Industries, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the Company's ERISA Excess Benefit Plan for Salaried Employees and the ERISA Compensation Limit Benefit Plan (collectively, the "Nonqualified Plans").

    As a Counsel of the Company, I am familiar with the affairs of the Company, including the action taken by the Company in connection with the Nonqualified Plans. I have examined, or caused to be examined, the provisions of the Employment Retirement Income Security Act of 1974, as amended ("ERISA") and examined such other documents and instruments and have made such further investigation as I have deemed appropriate in connection with this opinion.

    Based upon the foregoing, it is my opinion that, in general, the Nonqualified Plans are exempt from ERISA's requirements. However, to the extent a limited statement to the United States Department of Labor (the "DOL") is required to meet the reporting and disclosure requirements under ERISA regulations, that statement has been filed with the DOL.

    I hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

                                  Very truly yours,


                                  W. Chad Reed
                                  Counsel